Exhibit 10.2

Dear Mr. Qingling Zhang:

We are very pleased that you have accepted to join our Board of Directors as an independent director, Chairperson of the Board’s nominating and corporate governance committee, and a member of the Board’s audit committee and the compensation committee as of April 15, 2022.

We have been working hard to bring seasoned and experienced professionals to our Board of Directors, and we are excited to welcome your knowledge and experience. We feel that you will be a great asset to our team and contribute to our plans.

This is to confirm our understanding that you will receive an annual director fee of RMB 72,000 (approximately USD $11,300) in cash, payable monthly (RMB 6,000 per month) as cash compensation for services rendered to us. You will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on our behalf and performance of your duties.

Please confirm your acceptance by signing below and we will get the appropriate paperwork in order. We will provide as much advance notice to you as possible in connection with any meetings of the Board of Directors that we have.

Please feel free to call me if you have any questions. I look forward to a successful and exciting relationship.

QILIAN INTERNATIONAL HOLDING GROUP LIMITED

By:	/s/ Zhanchang Xin
Name:	Zhanchang Xin
Title:	Chief Executive Officer

By:	/s/ Qingling Zhang
Name:	Qingling Zhang